UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2006

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	91-1696175
(Commission File Number)	(IRS Employer Identification No.)

234 Ninth Avenue North, Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 1, 2006, Jones Soda Co. (the “Company”) entered into definitive agreements concerning the sale of shares of its common stock in a private placement, under terms described in Item 3.02 of this report, which are incorporated herein by reference. In connection with the sale, the Company entered into (i) securities purchase agreements with each of the purchasers, substantially in the form of Exhibit 10.1 attached hereto and incorporated herein by reference and (ii) registration rights agreements with each of the purchasers, substantially in the form of Exhibit 10.2 attached hereto and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

As referenced above, the Company entered into definitive agreements with institutional and accredited investors for the private placement of 3,157,895 shares of the Company’s common stock at a per share price of $9.50. Gross proceeds to the Company from the sale of the shares of common stock will be approximately $30.0 million. The Company has agreed to pay an aggregate commission fee of 6% of the gross proceeds to the placement agent and a financial advisor.

The shares of common stock being sold have not been registered under the Securities Act of 1933, or any state securities laws, and will be sold in a private transaction and will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D thereunder, as a transaction not involving a public offering.

The Company expects to close the transaction on or prior to June 16, 2006, subject to customary closing conditions. Net proceeds will be used for working capital and general corporate purposes.

Under the registration rights agreements entered into with the purchasers, the Company is required, among other things, to file a registration statement covering the purchased shares of common stock within 30 days of the closing of the transaction. The registration rights agreements provide that the Company must pay penalties if it fails to timely complete and maintain the registration of the resale by the purchasers of the purchased shares of common stock.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Form of Securities Purchase Agreement dated June 1, 2006.

10.2.	Form of Registration Rights Agreement dated June 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date: June 6, 2006	By:	/s/ Hassan N. Natha
Hassan N. Natha Chief Financial Officer